Exhibit 99.1

NEWS RELEASE
September 19, 2005

Quincy Completes NI 43-101 Report on Aurora Property

18.3 Million Lbs. of Indicated Uranium Resource Identified

Toronto, Ontario – The Board of Directors of Quincy Energy Corp. (TSX-V: QUI; OTCBB: QCYE) is pleased to announce that Greg Myers, Ph.D. has completed a National Instrument 43-101 compliant technical report on the Company’s Aurora Project, located in the McDermitt Mining District approximately three miles from the Nevada border in southern Oregon. The technical report updates and recalculates, in compliance with the requirements of National Instrument 43-101, a historical uranium resource calculated for Aurora by Placer Amex Corporation in 1980.

Dr. Myers has calculated an indicated resource of 17.69 million tons at an average grade of 0.0518% eU3O8, or 18.3 million pounds of U3O8, using a 0.03% eU3O8 cut-off.  This compares favorably with the earlier historic (not National Instrument 43-101 compliant) resource calculated by Placer Amex of approximately 16.1 million pounds of U3O8 at an average grade of 0.048% U3O8, and represents a 13.7% increase in contained pounds of U3O8.  The Company has the right to acquire up to a 75% interest in the Aurora Project from Energy Metals Corporation (TSX-V: EMC) as disclosed in the Company’s news release dated May 19, 2005.

The Company is currently evaluating the recommendations contained in Dr. Myers’ report, including the design of further work programs to further confirm the earlier drilling and metallurgical work completed by Placer Amex and economic evaluation of various mining and processing scenarios with the goal of bringing the calculated resource to the reserve category.

National Instrument 43-101 Disclosure

Dr. Myers is a Member and Chartered Professional Geologist of the Australian Institute of Mining and Metallurgy and an independent Qualified Person as defined by National Instrument 43-101.  Dr. Myers has verified the data disclosed, including the sampling, analytical and test data underlying the information and opinions contained in the technical report.  The effective date of the estimate of the indicated resource is September 1, 2005.  Readers are cautioned that mineral resources which are not mineral reserves do not have demonstrated economic viability.  Information on the key assumptions, parameters and methods used to estimate the indicated resource, as well as a discussion of the extent to which relevant issues materially affect the indicated resource estimate may be reviewed in the technical report, which has been filed on SEDAR and may be viewed at:

http://www.sedar.com/DisplayCompanyDocuments.do?lang=EN&issuerNo=00021197.

The information on the historical resource calculated by Placer Amex was provided by Dr. Art D. Ettlinger, P. Geo., the Company’s President and Chief Operating Officer and a Qualified Person as defined by National Instrument 43-101.   A more detailed discussion of the historical resource is provided in the Company’s news release dated May 19, 2005.

About Quincy Energy Corp.

Quincy Energy Corp. is a US company which has acquired drill proven uranium resources in existing uranium mining camps in the United States and Canada, including the Crownpoint and Hosta Butte projects, located in McKinley County, New Mexico, the Hansen [Tallahassee Creek] project, located in Fremont County, Colorado, the Aurora project located in Malheur county, Oregon, the Horse Creek project located in Natrona County, Wyoming, the Arizona Pipes project located in Mohave and Coconino Counties, Arizona and the Elliot Lake project located in Buckles Township, Ontario.  Quincy has assembled an experienced team of industry professionals whose mandate is to advance these projects through the permitting stage and into production.  Quincy is well positioned to respond to the global demand for uranium arising from increasing consumption of electrical energy and increasing fossil fuel costs.

To find out more about Quincy Energy Corp. visit our website at www.quincyenergy.com or contact:

Daniel Farrell, Chairman & CEO	T: (416) 366-7871	E: dfarrell@quincyenergy.com
Art Ettlinger, President & COO	T: (604) 685-1964	E: aettlinger@quincyenergy.com
Murray Black, Corporate Development	T: (416) 366-9192	E: mblack@quincyenergy.com

THIS PRESS RELEASE WAS PREPARED BY QUINCY ENERGY CORP., WHICH ACCEPTS THE RESPONSIBILITY AS TO ITS ACCURACY. THE TSX VENTURE EXCHANGE DOES NOT ACCEPT RESPONSIBILITY FOR THE ADEQUACY OR ACCURACY OF THIS RELEASE.

Information Regarding Forward-Looking Statements: Except for historical information contained herein, the statements in this Press Release are forward-looking statements that are made pursuant to the safe harbor provisions in the Private Securities Legislation Reform Act of 1995.  Forward-looking statements involve known and unknown risks and uncertainties, which may cause Quincy’s actual results in future periods to differ materially from forecasted results. These risks and uncertainties include, among other things: volatility of natural resource prices; product demand; market competition and risks inherent in Quincy’s operations. These and other risks are described in the Company’s Annual Report or Form 10-K and other filings with the Securities and Exchange Commission.